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                                                                  Exhibit 10.27



        COMPENSATION PROGRAM FOR NON-EMPLOYEE DIRECTORS OF NITROMED, INC.

         As of March 10, 2005, the following sets forth the compensation program for non-employee directors of NitroMed, Inc.:

         - each director is eligible to receive (i) an option to purchase 20,000 shares of Common Stock upon initial election, such shares to vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant, and (ii) an option to purchase 15,000 shares of Common Stock annually thereafter upon re-election at the annual meeting of stockholders, such shares to vest in full on the first anniversary of the date of grant;

        - each director is eligible to receive a retainer of $6,000 per calendar quarter;

        - the chairman of the board of directors is eligible to receive an additional retainer of $5,000 per calendar year;

        - audit committee members are eligible to receive $2,000 per audit committee meeting and the chair of the audit committee is eligible to receive an additional $2,000 annually; and

        - compensating committee and nominating and corporate governance committee members are eligible to receive $1,000 per committee meeting and the chairs of such committees are each eligible to receive an additional $1,000 annually.